100 F Street, N.E.
Securities and Exchange Commission Washington, DC 20549

13 August 2025

Ladies and Gentlemen:

We have read the section Change in Certifying Accountant of Form 6-K dated August 7, 2025, and Form 6-K/A dated August 14, 2025, of Maxeon Solar Technologies, Ltd. and are in agreement with the statements contained in the first, second and third paragraphs therein of Form 6-K and the second paragraph of Form 6-K/A. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Singapore

Ernst & Young LLP (UEN T08LL0859H) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act 2005. A member firm of Ernst & Young Global Limited.